EXHIBIT 4.1

DEMAND GRID PROMISSORY NOTE

Date: August 13, 2013

FOR VALUE RECEIVED the undersigned hereby unconditionally promises to pay on the earlier of (i) DEMAND and (ii) 365 days following the date hereof, to BridgingFactor Inc. (the "Lender") or order at 949 Wilson Avenue, Toronto, Ontario, M3K 1G2 or such other place as the Lender may direct in writing the lesser of SEVEN HUNDRED AND FIFTY THOUSAND DOLLARS ($750,000) and so much thereof as may be owing to the Lender by the Debtor from time to time according to the records of the Lender together with interest thereon calculated from the date hereof on the average daily balance of such sum and payable all as set out below at the same place, both before and after demand, maturity, default and judgment, at a nominal rate per annum of the Bank of Montreal Prime Rate (being the floating annual rate of interest established from time to time by Bank of Montreal as the base rate it will use to determine rates of interest on Canadian dollar loans to customers in Canada and designated as Prime Rate) plus SIXTEEN (16%) percent and interest on overdue interest payable at the same time, place and rate until this promissory note has been indefeasibly repaid in full.

Payments of interest only shall be payable monthly on the last business day of each calendar month (a “Payment Date”) commencing the month hereof.

The unpaid principal amount due hereunder may be reduced to zero from time to time without affecting the validity of this note. The amounts outstanding from time to time under this promissory note as evidenced on the grid schedule attached hereto shall, in the absence of manifest error, be conclusive and binding on the undersigned; provided that notwithstanding the state of the grid schedule attached hereto, the failure of the Lender to record any amounts owing hereunder on the grid schedule attached hereto shall not affect the obligation of the undersigned to pay to the Lender the amounts due and payable by the undersigned hereunder.

Any payment hereunder shall be made at the Lender’s office as set out above prior to 1:00 p.m. (Toronto time) on the last business day of each month. Any payments received by the Lender after 1:00 p.m. (Toronto time) on the day payable shall be deemed to have been made and to have been received by the Lender on the next business day. Notwithstanding the foregoing, provided that payment is received prior to 4:00 p.m. (Toronto time) on the day payable, such payment shall not constitute a default in payment under this promissory note.

A default under the Factor Agreement or any other agreement between the Lender and the undersigned shall be a default under this promissory note.

The undersigned waives presentment for payment, notice of dishonour, protest and notice of protest in respect of this promissory note.

METHES ENERGIES CANADA INC.

Per:	/s/ Han Swong Ng
Name:	Han Swoong Ng
Title:	President
I have authority to bind the Corporation.

SCHEDULE

ADVANCES AND PAYMENTS OF PRINCIPAL AND INTEREST

Date	Amount of Advance	Amount of Principal Paid	Aggregate Unpaid Principal Balance	Notation made by